Exhibit 4.2

SPECIMEN

Name of Company:
Tongjitang Chinese Medicines Company	TONGJITANG CHINESE MEDICINES COMPANY (Incorporated under the laws of the Cayman Islands)

Number:	Number	Shares
	[ ]	-[ ]-

Shares:	US$500,000 Share Capital divided into 500,000,000 shares of a par value of US$0.001 each

Issued to:	THIS IS TO CERTIFY THAT [ ] is the registered holder of [ ] Shares in the above-named Company subject to the memorandum and articles of association thereof.

Dated:

EXECUTED for and on behalf of the Company on .

Transferred from:

Original issue

DIRECTOR

Exhibit 4.2

The transfer of the securities represented by this certificate may only be done in compliance with and pursuant to the terms of the Shareholders Agreement, dated November 8, 2006, among the shareholders of Tongjitang Chinese Medicines Company listed therein. The securities represented hereby have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”). The securities represented by this certificate may, unless effectively registered, be offered, sold or otherwise transferred only (a) to Tongjitang Chinese Medicines Company, (b) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (c) pursuant to an exemption from registration under the Securities Act or (d) in compliance with certain other procedures satisfactory to Tongjitang Chinese Medicines Company.

TRANSFER

I	(the Transferor) for the value received

DO HEREBY transfer to	(the Transferee) the

shares standing in my name in the

undertaking called TONGJITANG CHINESE MEDICINES COMPANY

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

Witness	Transferor